EXHIBIT 10.15

AGREEMENT OF PURCHASE AND SALE

BETWEEN:

LANXESS Inc., a corporation incorporated under the laws of Canada, with offices at P.O. Box 3001, 1265 Vidal Street South, Sarnia, Ontario, Canada

(hereinafter the “Vendor “)

-and-

Northern Ethanol (Sarnia) Inc., a corporation incorporated under the laws of the province of Ontario, with offices at 193 King Street East, Toronto, Ontario, M5A 1J5

(hereinafter the “Purchaser “)

(each a “Party”, and collectively the “Parties”)

WHEREAS the Vendor owns the lands more particularly described in Schedule “A” annexed hereto consisting of 30 acres more or less (the “Lands”);

AND WHEREAS the Purchaser is interested in purchasing the Lands from the Vendor and the Vendor is interested in selling the Lands to the Purchaser in order for the Purchaser to build, construct, operate and maintain an ethanol plant (the “Plant”) on the terms and conditions hereinafter set forth;

AND WHEREAS the Parties are currently engaged in negotiations for the possible supply of steam by the Vendor to the Purchaser in order for the Purchaser to operate the Plant on the Lands;

NOW THEREFORE in consideration of the payments set out below and the mutual covenants hereinafter set forth and other good and valuable, the Parties hereto agree as follows:

1.	PURCHASE PRICE

1.1

The purchase price for the Lands is FOUR HUNDRED & FIFTY THOUSAND DOLLARS (CDN$450,000.00) subject to adjustment as set out in Section 4 and 10 below (the “Purchase Price”). The Purchase Price shall be payable as follows:

(i)

a deposit (the “Deposit”) of Ten Thousand Dollars (Cdn$10,000.00) by certified cheque payable to Vendor, to be delivered within seven (7) business days (Saturdays, Sundays and statutory holidays in the Province of Ontario excluded) following the date of acceptance of the agreement, to be held in trust by the Purchaser’s solicitor pending closing or other termination of the agreement arising from the acceptance of this agreement (the “Agreement”) and to be credited on account of the Purchase Price on closing; and

(ii)

the balance of the Purchase Price to be paid to the Vendor on closing by certified cheque, money order or bank draft, subject to Sections 4 and 10 and subject to the usual adjustments as described in Section 16.

1.2

The Deposit shall be placed in a daily-interest savings account or term deposit with a Canadian chartered bank pending closing or other termination of this Agreement. If this Agreement is terminated for any reason other than a default by the Purchaser hereunder, the Deposit shall be returned to the Purchaser with interest and without deduction. Interest earned on the Deposit shall be for the credit of the Purchaser and shall be paid to the Purchaser forthwith after closing or other termination of the Agreement.

2.	VENDOR’S DELIVERIES

2.1	The Vendor shall deliver to the Purchaser:

(i)

within five (5) business days following the date of acceptance of this Agreement, copies of all soil, environmental, noise, traffic, planning and other tests and reports and all planning and other documents and information to the extent relevant to the Lands that are in the possession or control of the Vendor;

(ii)	within five (5) business days following the acceptance of this Agreement, the most recent survey of the Lands in the Vendor’s possession;

(iii)

promptly, upon receipt of requests by the Purchaser from time to time, executed letters of authorization or consents to governmental authorities authorizing disclosure to the Purchaser and its agents of all information, orders, notices and documentation directly or indirectly relating to the Lands, and authorizing the submission by the Purchaser of applications for rezoning, official plan amendments, minor variances and/or site plan approval, if required; and

(iv)

from time to time prior to closing, copies of all additional tests, reports, documents and information of the type referred to in section 2.1(i), promptly after the Vendor obtains possession or control of same.

If the Agreement is terminated, the Purchaser shall return to the Vendor the items delivered under section 2 except authorizations and consents delivered under 2.1(iii) that have already been forwarded to governmental authorities.

3.	CLOSING

3.1

The within transaction shall be completed on the date which is ten (10) business days after the date of the Purchaser entering into an EPC Contract (as hereinafter defined) to build the Plant or on such earlier date as the Purchaser may determine, in its sole and unfettered discretion following waiver of the conditions set out in section 7 and 8 hereof; provided that the Purchaser shall give the Vendor fifteen (15) days’ prior written notice of such date (the “Closing Date”); and further provided that if such date has not occurred by, at the latest, June 30, 2008, this Agreement shall be terminated and the Purchaser and the Vendor shall be released from all liability hereunder, except for liability in respect of any breach of covenant, warranty or representation contained in this Agreement which results in the failure of either party to complete the transaction as contemplated in this Agreement.

4.	ADJUSTMENT OF PURCHASE PRICE

4.1

The Purchase Price has been calculated at a rate of FIFTEEN THOUSAND DOLLARS ($15,000 Cdn) per acre and the said Purchase Price shall be adjusted according to the actual acreage conveyed to the Purchaser on the Closing Date. The Vendor shall, within fourteen (14) days prior to the Closing Date provide the Purchaser with a surveyor’s certificate confirming the actual acreage of the Lands.

5.	VENDOR’S REPRESENTATIONS AND WARRANTIES

5.1	The Vendor represents and warrants the following:

(a)	the Vendor is not, and will not be on the Closing Date, a non-resident of Canada within the meaning of section 116 of the Income Tax Act (Canada);

(b)

the Vendor is a Canadian corporation validly subsisting under the laws of Canada and has the corporate capacity and authority to own the Lands and to enter into, execute and to accept this Agreement and complete the transaction contemplated hereby;

(c)

The Vendor has not committed any act of bankruptcy and is not an insolvent person (as such term is defined by the Bankruptcy Act) and no petition or receiving order has been filed against the Vendor, and no proceedings for a compromise with or proposal to the Vendor’s creditors or for the winding-up, liquidation or other dissolution of the Vendor have been instituted by or against the Vendor under any federal or provincial law;

(d)

To the best of the Vendor’s knowledge and belief (which shall be deemed to include only the knowledge and belief of those senior managers of the Vendor who are responsible for managing the Vendor’s environmental affairs):

1.

save and except as identified in the environmental report prepared by Golder and Associates Limited dated September 8, 2006 (as same may be amended, supplemented and updated from to time up to the expiry of the Inspection Period) (the “Golder Report”), during the Vendor’s ownership of the Lands, no waste or Contaminant (as defined in Section 9.2) have been released, deposited, discharged, stored, placed or disposed of at, on, within or near the Lands;

2.

there are no restrictions, regulations, orders, by-laws or agreements issued by any governmental body or authority pursuant to or relating to the Environmental Protection Act (Ontario), the Ontario Water Resources Act or the Conservation Authorities Act in respect of the Lands, except such as are associated with the Vendor’s current operations on the Lands for which required permits have been obtained from the relevant authorities; and

3.	the Lands have never been used as a cemetery or burial ground.

(e)

With respect to any construction lien which has been registered prior to the Closing, the Vendor shall be solely responsible for the payment of same and shall pay, without delay, the principal, interest and costs of any such construction lien either to the claimant or into court pursuant to the Construction Lien Act (Ontario) and shall discharge it prior to the Closing Date. In addition, if a construction lien in respect of any work conducted at the request of the Vendor prior to the Closing Date is registered subsequent to the Closing Date, the Vendor shall assume and be solely responsible for the full amount, including the principal, interest and costs and indemnify the Purchaser, and must discharge any such construction lien at its own expense as aforesaid within seven (7) Business Days of its registration, subject to the Purchaser’s right to retain a sum out of the purchase price, sufficient to pay the principal, interest and costs of the construction lien. The Purchaser shall provide the Vendor with its Statutory Declaration at closing that all work performed on the Lands up to the Closing Date for which payment is due and payable on or before the Closing Date has been paid up to the Closing Date.

(f)	The Lands have not been ordinarily occupied by any officer, director or employee of the Vendor or by any of their spouses as their family residence.

(g)

No other person, firm, corporation, association or entity other than the Purchaser has any written or oral agreement, option, right of first refusal, understanding or commitment for the purchase from the Vendor of any interest in the Lands or any part thereof, except such as are listed as Permitted Encumbrances on Schedule “C” hereof.

(h)	No notice relating to any threatened or impending condemnation or expropriation or any similar proceeding in respect of the Lands, or any part of the Lands, has been received.

(i)

The Lands have not been designated as an historic site under the Ontario Heritage Act (Ontario) and, to the best of the Vendor’s knowledge, no steps have been taken to so designate the Lands or any part thereof; and

(j)	There are no work orders, deficiency notices, orders to comply or similar orders issued by any authority that are outstanding in respect of the Lands.

5.2

The Vendor shall deliver to the Purchaser, on closing, a statutory declaration sworn by an officer of the Vendor confirming the accuracy of the representations and warranties contained in section 5.1 as at the Closing Date.

5.3	The warranties contained in section 5.1 shall survive and not merge on the closing of this transaction.

6.	VENDOR’S COVENANTS

6.1	The Vendor covenants as follows:

(i)

subject to the conditions set out in the license agreement to be entered into between the Vendor and the Purchaser prior to closing, allowing the Vendor continued access to and occupation and use of certain parts of the Lands, to deliver vacant possession of the Lands to the Purchaser on closing;

(ii)

that no site plan, development or other agreement, conveyance or encumbrance affecting the Lands will be entered into, created or registered against the title to the Lands prior to closing or other termination of the Agreement without the prior written consent of the Purchaser, which consent may be unreasonably withheld;

(iii)

to pay, on or before closing, realty taxes, all levies, impost charges, capital contributions, cash-in-lieu of parkland dedication payments, local improvement charges, development charges, education development charges and any other charges imposed by any governmental authority in respect of the Lands;

(iv)

to complete at its own expense, prior to closing, all works, conveyances, payments and matters required to be completed to ensure that the Lands conform to all applicable Laws, including prompt satisfaction and removal of any work orders, deficiency notices, directives and orders to comply issued prior to closing; and

(v)	to convey to the Purchaser all easements, rights of way and licences over the Vendor’s abutting lands, as more particularly described in Section 12.

7.	PURCHASER’S CONDITIONS

7.1

The Vendor irrevocably authorizes the Purchaser and its servants, agents, consultants, advisers, contractors, workers and other representatives to enter on the Lands from time to time after the date of acceptance of this Agreement for the purpose of conducting a detailed physical inspection of the Lands and such environmental tests and studies, surveys and all other tests, inspections and studies which the Purchaser considers to be necessary or desirable (provided that the Purchaser shall not be obligated to conduct any such inspections, tests, studies or surveys). The Purchaser shall take all reasonable care in the conduct of such investigations, tests and inquiries and shall not unreasonably interfere with the activities of the Vendor on the Lands. The Vendor assumes no responsibility for and the Purchaser shall indemnify and save harmless the Vendor from and against any and all claims, demands, costs, damages, expenses and liabilities whatsoever arising from its and/or its agents’ presence on the Lands or its and/or its agents’ activities on or in connection with the Lands. The Purchaser shall restore the Lands to substantially the same condition as existed immediately prior to the Purchaser’s entry and conduct of the above noted activities on the Lands to the extent reasonably possible.

7.2

The Purchaser is to be allowed until ten (10) business days prior to the Closing Date (the “Inspection Period”) to have its servants, agents, consultants, advisers, contractors, workmen and other representatives conduct such tests, surveys, studies and other inspections as it may deem necessary, in its sole and unfettered discretion, and to satisfy itself with respect to the conditions set out in section 7.3.

7.3	The Agreement is subject to the following conditions precedent which are inserted for the sole benefit of the Purchaser and may be waived by it, at its sole option:

(a)	the Purchaser’s being satisfied in its sole and unfettered discretion with the suitability of the Lands for the Purchaser’s proposed use thereof including, without limitation:

(i)	the physical condition of the Lands (including, without limitation, soil stability and environmental matters);

(ii)	the existing zoning, future potential rezoning or any other federal, provincial or municipal statutes, regulations or by-laws affecting the Lands and the use thereof;

(iii)	the availability and capacity of services to the Lands and/or the cost of providing same;

(iv)

the availability of a building permit for a building satisfactory for the Purchaser’s requirements and other licenses and permits as may be necessary to allow the Purchaser to use the Lands for its intended use;

(v)	there being legally and physically unobstructed vehicular and pedestrian ingress to and egress from the Lands to and from Vidal Street across the full frontage of the Lands; and

(vi)	the Lands being municipally zoned and the Plant being provincially permitted to allow the Purchaser’s intended use of the Lands;

(b)	the Agreement being approved by the Board of Directors of Northern Ethanol, Inc. within 15 days from the date of execution of this Agreement;

(c)	the Purchaser entering into an executed Engineering, Procurement and Construction Contract (“EPC Contract”) with its contractor for the engineering, procurement and construction of the Plant;

(d)	the Purchaser successfully completing its financing required in order to purchase the Lands and to build and operate the Plant;

(e)

the Vendor and Purchaser entering into an agreement satisfactory to each party with TransAlta Energy Corporation (“TransAlta”) in respect of relief for the Vendor’s obligations under its steam supply contract with TransAlta to the extent of a minimum of 900,000 MMBTU of steam per year;

(f)

the Vendor and the Purchaser entering into an agreement satisfactory to each party with respect to the provision of services by the Vendor to the Purchaser prior to and after the Closing Date (as set out in Section 11.2); and

(g)	the Vendor and the Purchaser entering into a Remediation and Indemnity Agreement (as defined in section 9.5) satisfactory to each party.

7.4

In the event that the Purchaser has not, on or before the expiry of the Inspection Period, notified the Vendor in writing that all of the conditions have been satisfied or waived, the Agreement shall be null and void and the Deposit shall be returned to the Purchaser without deduction and with interest in accordance with Section 1 hereof; provided, however, that the Purchaser shall be entitled, by notice in writing to the Vendor, to waive any or all of the conditions at any time and to elect to complete the transaction notwithstanding that any or all of the conditions have not been satisfied.

8.	VENDOR’S CONDITIONS

8.1	The Agreement is subject to the following conditions precedent which are inserted for the sole benefit of the Vendor and may be waived by it at its sole option:

(a)	the Agreement being approved by the Board of Directors of LANXESS within 15 days from the date of execution of this Agreement;

(b)

the Vendor and Purchaser entering into an agreement satisfactory to each party with TransAlta in respect of relief for the Vendor’s obligations under its steam supply contract with TransAlta to the extent of a minimum of 900,000 MMBTU of steam per year.

(c)	the Purchaser satisfying the Vendor that it has entered into an executed, binding EPC Contract for the complete engineering, procurement and construction of the Plant;

(d)	the Purchaser having made the payments pursuant to section 11.1 of this Agreement which are due prior to the Closing Date;

(e)

the Vendor and the Purchaser entering into an agreement satisfactory to each party with respect to the provision of services by the Vendor to the Purchaser prior to and after the Closing Date (as set out in Section 11.2);

(f)	the Vendor and the Purchaser, entering into a Remediation and Indemnity Agreement (as defined in section 9.5) satisfactory to each party;

(g)	the Vendor and the Purchaser entering into a license agreement (as described in section 6.1 (i)) satisfactory to each party; and

(h)	the Vendor, the Purchaser and the Escrow Agent entering into an escrow agreement satisfactory to each party, as contemplated by section 10.1.

8.2

In the event that the Vendor has not, on or before the expiry of the Inspection Period, notified the Purchaser in writing that all of the conditions have been satisfied or waived, the Agreement shall be null and void and the Deposit shall be returned to the Purchaser without deduction and with interest in accordance with section 1 hereof, provided, however, that the Vendor shall be entitled, by notice in writing to the Purchaser, to waive any or all of the conditions at any time and to elect to complete the transaction notwithstanding that any or all of the conditions have not been satisfied.

9.	POST-CLOSING ENVIRONMENTAL REMEDIATION

9.1

The Purchaser and the Vendor agree that within four (4) weeks from the date of acceptance of this Agreement by the Vendor, the Vendor shall retain a professional consultant (the “Vendor’s Consultant”) to prepare a report (the “Vendor’s Consultant’s Report”) on the action required to remove and remediate the area on the Lands containing the Brine Pond (after the Brine Pond has been emptied and disconnected by the Vendor) and any other area on the Lands containing contamination as identified in the Golder Report, to the extent required to bring the Lands into compliance with Environmental Law.

9.2

For the purposes of this Agreement “Environmental Law” means, as such exist at the date of this Agreement, all applicable and legally enforceable federal and provincial statutes, municipal and local laws, common law, deed restrictions, by-laws, regulations, codes, licences, permits, orders and decisions rendered by any governmental authority having jurisdiction over the Lands relating to the protection of the environment, natural resources, occupational health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, packaging, transport, handling, containment, clean-up or other remediation or corrective action of any Contaminant. “Contaminant” has, for the purposes of this Agreement, the same meaning as that contained in the Environmental Protection Act (Ontario), as amended to the date of this Agreement.

9.3

In addition to describing the remediation action required to bring the Lands into compliance with the Environmental Law, (the “Remediation Action”) the Vendor’s Consultant’s Report shall also include the estimated costs associated with bringing the Lands into such compliance (the “Remediation Costs”) . The Vendor shall provide the Purchaser with the terms of reference for the Vendor’s Consultant and seek its approval on such Remediation Action, such approval not to be unreasonably withheld. Without limiting the generality of the foregoing, the Purchaser acknowledges that it shall be unreasonable for the Purchaser to withhold such approval if said Remediation Action reasonably addresses the work that is then required to bring the Lands into compliance with Environmental Law.

9.4

Upon receipt of the Vendor’s Consultant’s Report, the Vendor shall allow the report to be peer reviewed by the Purchaser’s own recognized and qualified consultant (the “Purchaser’s Peer Review”). The parties agree that they each shall bear the costs of each of their own consultants in respect of the preparation of the Vendor’s Consultant’s Report and in respect of the Purchaser’s Peer Review.

9.5

The Vendor and Purchaser agree that, once the proposed Remediation Action has been approved by both parties, the Vendor and Purchaser will immediately negotiate and enter into a remediation and indemnity agreement in a form satisfactory to both parties (the “Remediation and Indemnity Agreement”). The Remediation and Indemnity Agreement will provide, inter alia, that the Vendor will engage a qualified consultant to carry out the Remediation Action. The terms of the engagement of the consultant shall be subject to approval by the Purchaser, acting reasonably. Without limiting the generality of the foregoing, the Purchaser acknowledges that is shall be unreasonable for the Purchaser to withhold such approval if said terms of engagement reasonably address the matters that are then required to bring the Lands into compliance with Environmental Law.

9.6

All amounts payable in order to complete the Remediation Action required pursuant to the Remediation and Indemnity Agreement in order to address any non-compliance with Environmental Law that existed on the Lands at the Closing Date shall be for the sole cost and expense of the Vendor. The Purchaser shall be solely responsible pursuant to the Remediation and Indemnity Agreement for all costs, expenses and liabilities associated with any non-compliance with Environmental Law that comes into existence on the Lands after the Closing Date. To the extent that such non-compliance is caused by the actions of the Vendor after the Date of Closing, the Vendor shall indemnify and hold harmless the Purchaser in respect of such non-compliance.

9.7

The Purchaser grants to the Vendor and the Vendor’s Consultant the right to enter upon the Lands after the Closing Date at its own risk and to conduct such investigations, tests and inquiries at its own expense as the Vendor deems necessary in this regard, provided the Vendor takes all reasonable care in the conduct of such investigations, tests and inquiries and does not unreasonably interfere with the activities of the Purchaser on the Lands. The Purchaser assumes no responsibility for and the Vendor shall indemnify and save harmless the Purchaser from and against any and all claims, demands, costs, damages, expenses and liabilities whatsoever arising from its and/or its agents’ or Consultants’ presence on the Lands or its and/or its agents’ or Consultants’ activities on or in connection with the Lands.

9.8

The Vendor and the Purchaser covenant and agree that any and all reports provided by the Vendor or obtained by the Purchaser relating to the Lands and the information contained therein shall remain strictly confidential up to and after the Closing Date, save and except same as may be revealed to the Purchaser’s consultants, financiers and other agents of the Vendor in furtherance of the closing or financing of the transaction contemplated by this Agreement.

9.9

The Vendor and the Purchaser each represents and warrants that neither it, its employees, agents or consultants all of whom shall be bound by the same confidentiality obligations, will release the report(s) or any of the information contained therein to any other individual, or corporation or to any federal, provincial, or municipal agency, institution or any other authority without the express written consent of the other party and it shall refuse all requests for such report(s) or information in the absence of the other party’s express written consent, unless compelled to do so by any competent judicial or administrative authority.

9.10

If this Agreement is terminated for any reason, the Purchaser will return to the Vendor all environmental reports and the Consultant’s Report without keeping copies. In the event of non-completion or other termination of this Agreement, the Purchaser shall deliver to the Vendor forthwith following the request therefore, all environmental and geotechnical reports commissioned or obtained by the Purchaser during the course of its investigations of the Lands.

9.11	This section 9 shall not merge but shall survive the Closing Date and shall be continuing obligations of the Purchaser and the Vendor.

9A.	CONDITION OF LAND

Subject to the representations and warranties contained in this Agreement and the obligations of the Vendor pursuant to:

(i)	Sections 9.5 and 9.6 hereof; and

(ii)	the Remediation and Indemnity Agreement;

the Purchaser accepts the Lands on an “as is” basis.

10.	ESCROWED CLOSING FUNDS

10.1

The Vendor and Purchaser agree to deposit the closing proceeds on the Closing Date (the “Escrowed Closing Funds”) into an escrow account to be used as security for the Vendor’s payment of the Remediation Costs. The Escrowed Closing Funds shall be placed in the trust account of the Purchaser’s lawyers (the “Escrow Agent”) and shall be subject to the provisions contained in an escrow agreement to be entered into between the Vendor, the Purchaser and the Escrow Agent on the Closing Date.

11.	SERVICES AGREEMENT AND ENGINEERING COSTS

11.1

The Parties acknowledges and agree that the Vendor has undertaken significant efforts to re-engineer existing infrastructure presently located on the Lands as required to allow for the construction of the Plant as well as support necessary for technical interfaces with Purchaser’s development of the Land. The Purchaser will partially compensate the Vendor for these efforts by payment of the sum of $750,000.00. $100,000.00 of this amount shall be paid upon waiver by the Purchaser of its conditions set out in section 7 of this Agreement, and the remaining $650,000.00 shall be paid in two equal instalments of $325,000.00. The first such instalment shall be paid on or before the date which is the date the contractor under the EPC Contract (the “EPC Contractor”) begins construction of the Plant and the second such instalment shall be paid on or before commencement of the operation of the Plant. It is understood and agreed that execution of this Agreement does not give the Purchaser the right to require the Vendor to provide any engineering or other services to the Purchaser. The parties further agree that any amounts to be paid to the Vendor by the Purchaser pursuant to this section shall be paid into escrow and shall be subject to the provisions of Section 10.1 until such time as the Vendor has completed the Remediation Action required under the Remediation and Indemnity Agreement.

11.2

Immediately upon execution of this Agreement, the Parties shall negotiate and will endeavour to enter into a services agreement (the “Services Agreement”) in a form satisfactory to both Parties. The Services Agreement shall provide, inter alia, that the Vendor will provide the Purchaser with water intake and output facilities as reasonably required to allow for the construction, operation and maintenance of the Plant as contemplated by the parties at the date of this Agreement.

12.	EASEMENTS IN FAVOUR OIF PURCHASER AND PURCHASER’S RIGHT TO ACQUIRE.

12.1

The Vendor shall, at the request of the Purchaser, grant such easements, rights-of-way and other rights over the Vendor’s abutting lands as may be reasonably necessary in order for the Purchaser to develop and service the Plant and operate its business on the Lands (including rights to access and use such portals of transportation as may be reasonably necessary for the Purchaser to operate its business on the Lands) in the manner contemplated by the parties at the date of this Agreement, including but not limited to those easements and rights-of-way, licenses or other benefits described in Schedule “B”. Such easements and rights-of-way shall be in such form and upon such terms and conditions as are satisfactory to both parties, acting reasonably.

12.2	The Vendor further covenants and agrees to use commercially reasonable efforts to endeavour to obtain consents from other third parties to assign to the Purchaser such rights as the Vendor may currently enjoy in connection with any access, rights-of-way,

easements, licenses and other benefits (registered or unregistered) and shall, in any event, cooperate with the Purchaser in connection with securing the benefits set out above from these other third parties.

12.3

The Vendor shall not (if required in connection with the granting of easements for services reasonably necessary for the development and operation of the Plant as contemplated by the parties at the date of this Agreement) unreasonably withhold its consent to such easements, licenses and access rights and shall execute all instruments and make all such attendances as shall be required in connection therewith.

12.4

The Purchaser shall have the option to acquire certain additional lands of the Vendor adjacent to the Lands, on which lands the Vendor’s Weld Shop is located (the “Weld Shop Lands”), on the following terms. In the event that the Vendor wishes to sell, dispose of or otherwise transfer the Weld Shop Lands, the Vendor shall first give the Purchaser written notice of such proposed disposition. The Purchaser shall have sixty (60) days from the date of such notice to advise the Vendor whether it wishes to acquire the Weld Shop Lands, failing which, the Vendor shall be free to dispose of the Weld Shop Lands to a third party. If the Purchaser notifies the Vendor that it wishes to acquire the Weld Shop Lands, the Vendor and Purchaser shall use their reasonable efforts to negotiate and execute a binding purchase agreement within sixty (60) days from the date on which the Purchaser gives the Vendor written notice of its intention to acquire the Weld Shop Lands, failing which, the Vendor shall be free to dispose of the Weld Shop Lands to a third party. The Vendor shall, at its own cost and expense, be responsible for ensuring compliance with the Planning Act (Ontario) in respect of the proposed transaction.

13.	VENDOR’S RIGHT TO REACQUIRE THE LANDS

13.1

The Vendor and Purchaser agree that if, after the Closing Date, the Purchaser has not, to the reasonable satisfaction of the Vendor, commenced construction of the Plant by December 31, 2008 pursuant to the EPC Contract, the Vendor shall have the option, by notice in writing to the Purchaser, to reacquire the Lands for the sum of FOUR HUNDRED AND FIFTY THOUSAND DOLLARS (CDN$450,000.00), subject to such adjustment in such sum as may be made pursuant to section 4.1. Upon the Vendor giving written notice as aforesaid, there shall be constituted an agreement of purchase and sale with respect to the Lands between the Purchaser and the Vendor for the above-stated price. The said transaction shall be completed on the sixtieth (60th) day following the date of receipt of such notice or, if such date is not a business day, then on the next business day thereafter. On the said completion date, the Purchaser shall reconvey the Lands to the Vendor free and clear of all encumbrances, save and except for those encumbrances (including easements) in existence at the time of the Purchaser’s purchase of the Lands. The Vendor shall have the right to set off against the repurchase price any amounts owing by the Purchaser under this Agreement as of the completion date and any arrears of realty taxes then owing on the Lands.

13.2

Subject to section 13.3 below, the Vendor shall have the right to register this option on title, at its sole cost and expense as a right retained by the Vendor upon transfer of title to the Lands to the Purchaser.

13.3

In connection with the registration to be made by the Vendor pursuant to Section 13.2, the Vendor covenants and agrees that it shall, upon the written request of the Purchaser, release and discharge the registration upon receipt of:

a)     a copy of the Notice to Proceed issued by the Purchaser to its EPC Contractor; and

b)     a notice from the EPC Contractor that it has begun construction of the Plant on the Lands.

13.4

In addition to section 13.3, the Vendor further covenants and agrees that it shall, upon written request of the Purchaser, during the period of its registration pursuant to Section 13.2 above, subordinate and postpone its registration in favour of third parties other than Purchaser’s financiers and execute any and all such documents and assurances as may be reasonably required from time to time in order to allow the Purchaser to develop the Lands for its intended uses.

13.5

In addition to Section 13.3 and 13.4 the Vendor shall, upon the written request of the Purchaser, subordinate and postpone its registration to any mortgage or other security or other documentation in respect of financing given by the Purchaser to its financiers in order to allow the Purchaser to develop the Lands for its intended uses. Such notice shall be accompanied by evidence from the Purchaser or its financiers that the financing will be used for the construction of the Plant. The Vendor further covenants and agrees that it will execute such further and other documents and assurances as may be reasonably required by the Purchaser’s financers to give effect to this section.

14.	CLOSING CONDITIONS

14.1	This Agreement is subject to the following conditions to be satisfied on or before the Closing Date:

(a)

This Agreement shall be effective to create an interest in the Lands only if the subdivision control provisions of the Planning Act (Ontario), are complied with by the Vendor on or before closing. The Purchaser acknowledges that the Vendor has obtained a conditional severance consent in accordance with the Planning Act (Ontario) (the “Conditional Consent”). The Vendor hereby covenants and agrees to use its reasonable efforts to satisfy the conditions contained in the Conditional Consent on or before the Closing Date. The Vendor shall keep the Purchaser fully informed with respect to the Vendor’s progress in obtaining the final consent, and the Purchaser shall not be obligated to accept any conveyances to authorities or take any other steps relating to the Lands which are required to satisfy the conditions of the Conditional Consent;

(b)

the subject matter of the representations and warranties set out in section 5.1 hereof being accurate in every respect at all times prior to closing with the same force and effect as if made at and as of the time of closing; and

(c)	compliance by the Vendor with the covenants set out in section 6 hereof.

14.2

These conditions are inserted for the benefit of the Purchaser and the conditions set out in subsections 14.1 (b) and (c) may be waived by it by notice in writing to the Vendor. Failing such waiver or satisfaction of these conditions on or before the Closing Date, the Agreement shall be null and void and the Deposit returned to the Purchaser with interest and without deduction.

15.	TITLE

15.1

The Purchaser is to be allowed until the expiry of the Inspection Period to examine the title to the Lands at its own expense. The Vendor covenants, represents and warrants that it has a good and marketable title to the Lands in fee simple and that, on closing, the title shall be free of all mortgages, charges, liens, encumbrances, encroachments, restrictions, easements, rights-of-way, agreements, rights arising from adverse possession, tenancies, licences, inhibiting orders, certificates of pending litigation, and any and all rights and interests of every nature and kind whatsoever, save and expect those encumbrances set out in Schedule “C” (the “Permitted Encumbrances”).

15.2

The Vendor covenants and agrees to take all necessary steps to deliver title to the Purchaser on closing as aforesaid and to discharge all existing mortgages, liens or other encumbrances registered against or affecting the Lands save and except the Permitted Encumbrances, and to satisfy any municipal work orders or deficiency notices at its own expense on or before closing and to deliver vacant possession to the Purchaser on closing, subject to the license to be granted to the Vendor pursuant to section 6.1(i). If, on or before the expiry of the Inspection Period, any valid objection to title, or to any outstanding work orders, deficiency notices or similar orders or notices, or to any non-compliance of the Lands with any applicable laws, is made in writing to the Vendor which the Vendor is unable or unwilling to remove, remedy or satisfy and which the Purchaser will not waive, the Agreement, notwithstanding any intermediate acts or negotiations in respect of such objections shall be at an end and the Deposit shall be returned to the Purchaser with interest and without deduction and the Vendor and Purchaser shall be released from liability hereunder (except for liability in respect of any breach of covenant, warranty or representation contained in the Agreement).

15.3

Save as to any valid objection so made by the expiry of the Inspection Period and except for any objection going to the root of title or arising out of the covenants made by the Vendor in the Agreement, the Purchaser shall be conclusively deemed to have accepted the Vendor’s title to the Lands. The Purchaser shall be entitled to waive or vary requisitions made by it at any time prior to closing. The Vendor shall promptly and diligently take all necessary steps, at its own expense, to remove or correct or cause to be removed or corrected all defects in the title to the Lands, any non-compliance with this Section 15 and all outstanding work orders, deficiency notices and non-compliance of the Lands with any applicable laws.

15.4

If a discharge of any Charge/Mortgage held by a corporation incorporated pursuant to the Trust and Loan Companies Act (Canada), Chartered Bank, Trust Company, Credit Union, Caisse Populaire or Insurance Company and which is not to be assumed by the Purchaser on closing, is not available in registrable form on the Closing Date, the Purchaser agrees to accept Vendor’s lawyer’s personal undertaking to obtain a discharge in registrable form and to register same on title within a reasonable period of time after the Closing Date, if, on or before closing, the Vendor provides to the Purchaser a mortgage statement prepared by the mortgagee setting out the balance required to obtain the discharge and a direction executed by Vendor directing the Purchaser to pay to the mortgagee, out of the balance due on closing, the amount required to obtain the discharge.

15.5

The Vendor covenants to indemnify and save harmless the Purchaser from and against any and all claims, losses, damages and liability suffered or incurred by the Purchaser following closing in respect of any breach of covenant or other default by Vendor.

15.6

The Purchaser covenants to indemnify and save harmless the Vendor from and against any and all claims, losses, damages and liability suffered or incurred by the Vendor following closing in respect of any breach of covenant or other default by Purchaser.

16.	ADJUSTMENTS

16.1

The Vendor covenants to pay, on or before closing, all municipal taxes which are due, the full amount of any outstanding local improvement charges (whether or not due on the Closing Date) and all public utility charges to the Closing Date. Realty taxes shall be apportioned on closing, the Closing Date itself to be apportioned to the Purchaser.

17.	GOODS AND SERVICES TAX

17.1

The Purchaser shall pay the federal goods and services tax (“GST”), if any, which is exigible with respect to the within transaction under the Excise Tax Act (Canada) (the “Act”). The Purchaser shall be permitted to self-assess the payment of GST and accordingly shall not be required to make any payment on account of GST to the Vendor on closing, provided that the following statutory declaration is delivered to the Vendor on or before closing. The Purchaser shall deliver to the Vendor, on or before closing, a statutory declaration of a senior officer of the Purchaser together with a copy of its GST registration number and declaration that the Purchaser is a registrant for GST purposes under the Act and that it is entitled to self-assess the payment of the GST in accordance with the Act. Such declaration shall have attached to it a copy of the Purchaser’s GST registration number.

18.	MISCELLANEOUS

18.1

The Transfer/Deed of the Lands will be prepared by the Vendor, except for the Affidavit of Residence and Value of the Consideration (“Land Transfer Tax Affidavit”), which will be prepared by the Purchaser. The Purchaser shall be responsible for all the Purchaser’s costs associated with this transaction, including, but not limited to the payment of Land Transfer Tax and registration fees, disbursements and any other taxes and fees payable in connection with the registration of the transfer/deed of the Lands.

18.2

The Lands are in an area where electronic registration is mandatory and the transaction will be completed by electronic registration pursuant to Part III of the Land Registration Reform Act, (Ontario), and the Electronic Registration Act, (Ontario) and any amendments thereto. The Vendor and Purchaser acknowledge and agree that the exchange of closing funds, non-registerable documents and other items (the “Requisite Deliveries”) and the release thereof to the Vendor and Purchaser will

(a)	not occur at the same time as the registration of the transfer/deed (and other documents intended to be registered in connection with the completion of this transaction,) and

(b)

be subject to conditions whereby the lawyer(s) receiving any of the Requisite Deliveries will be required to hold them in trust and not release same except in accordance with the terms of a document registration agreement between the said lawyers. The Vendor and the Purchaser irrevocably instruct the said lawyers to be bound by the document registration agreement which is recommended from time to time by the Law Society of Upper Canada. Unless otherwise agreed to by the lawyers, such exchange of the Requisite Deliveries will occur in the applicable Land Titles Office of such other location agreeable to both lawyers.

18.3

The Purchaser shall be credited towards the Purchase Price with the amount, if any, necessary for Purchaser to pay to the Canada Revenue Agency in order to satisfy Purchaser’s liability in respect of tax payable by Vendor under the non-residency provisions of the Income Tax Act (Canada) by reason of this sale. The Purchaser shall not claim such credit if the Vendor delivers on closing the prescribed certificate or a statutory declaration that the Vendor is not then a non-resident of Canada.

18.4

Time shall in all respects be of the essence of the Agreement, provided that the time for doing or completing of any matter may be extended or abridged by an agreement in writing signed by the Vendor and the Purchaser or by their respective solicitors who are hereby expressly authorized in this regard.

18.5

If, prior to the Closing Date, the Vendor receives any notice of any proposed or pending action to take, by expropriation or condemnation of any part of the Lands, the Vendor shall immediately notify the Purchaser of such fact (“Vendor’s Notice”). The Vendor’s Notice shall specify any taking of any portion of the Lands. If the taking materially and adversely affects the value of the Lands and/or Purchaser’s intended use and/or development of the Lands, then the Purchaser shall thereupon have the option, in its sole and absolute discretion, to terminate this Agreement upon written notice to Vendor given no later than five (5) business days after receipt of Vendor’s Notice describing the extent and nature of the proposed taking. If this Agreement is terminated, then the Deposit with interest and without deduction shall be returned to the Purchaser and any documents delivered by any party to the other or to any other party and neither party shall have any further rights or obligations hereunder. If Purchaser does not exercise this option to terminate this Agreement, neither party shall have the right to terminate this Agreement as a result of the foregoing, but the Vendor shall assign and turn over, and the Purchaser shall be entitled to receive and keep, all awards and rights thereto for the taking by eminent domain which accrue to Vendor and the parties shall proceed to the closing pursuant to the terms hereof, without modification of the terms of this Agreement and without any reduction in the Purchase Price. Unless or until this Agreement is terminated, the Vendor shall take no action with respect to any expropriation proceeding without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

18.6

Any tender of documents or money hereunder may be made upon the Vendor or the Purchaser or their respective solicitors on the Closing Date. Money may be tendered by cash, certified cheque or money order of a Canadian chartered bank or Canadian trust company or a bank draft of a Canadian chartered bank.

18.7	In the Agreement, words importing the singular include the plural and vice-versa, words importing gender include all genders and words importing persons include corporations and vice-versa.

18.8

Any reference to a section or schedule in the Agreement shall be deemed a reference to the applicable section or schedule contained in this Agreement and to no other agreement or document unless specific reference is made to such other agreement or document.

18.9

Any reference to a statute in the Agreement includes a reference to all regulations made pursuant to such statute, all amendments made to such statute and regulations in force from time to time and to any statute or regulation which may be passed and which has the effect of supplementing or superceding such statute or regulations.

18.10

The Agreement shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract. Each of the parties irrevocably attorns to the jurisdiction of the courts of the Province of Ontario.

18.11	Unless otherwise expressly provided, all dollar amounts referred to in the Agreement are stated and shall be paid in Canadian currency.

18.12

The Agreement has been negotiated and approved by the parties and, notwithstanding any rule or maxim of law or construction to the contrary, any ambiguity or uncertainty will not be construed against either of the Parties by reason of the authorship of any of the provisions of the Agreement.

18.13

The Lands shall be and remain at the Vendor’s risk until the Closing Date. The Vendor shall hold all insurance policies and the proceeds thereof in trust for the Parties as their respective interests may appear pending closing.

18.14

The Purchaser may assign its right, title and benefit under the Agreement to any legal entity, subject to the Vendor’s written approval, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, the Vendor agrees that the Purchaser may at any time after execution of this Agreement assign its rights under this Agreement to any of the Purchaser’s financiers as a form of security and no consent of the Vendor shall be required in such a case. In the event that Purchaser assigns its rights under this Agreement to any of Purchaser’s financiers, Purchaser shall remain liable for its obligations under this Agreement.

18.15	Any notice or other communication required or permitted to be given by the Agreement shall be in writing and shall be effectively given if:

(a)	delivered personally;

(b)	sent by prepaid courier service; or

(c)	sent by prepaid telecopier, telex or other similar means of electronic communication.

in the case of notice to:

the Purchaser, at:

Northern Ethanol (Sarnia) Inc.

193 King Street East

Toronto, Ontario

M5A 1J5

Attention: Mr. Gordon Laschinger

Fax: (416) 214-1472

Email: gord.laschinger@northern-ethanol.com

with a copy to the Purchaser’s solicitor at:

Davis LLP, Barristers and Solicitors

1 First Canadian Place, Suite 5600

P.O. Box 367, 100 King Street West,

Toronto, Ontario

M5X 1E2

Attention: :Lisa L. Davies

Fax: (416) 777-7441

Email: ldavies@davis.ca

the Vendor, at:

LANXESS INC.

P.O. Box 3001

1265 Vidal Street

Sarnia, Ontario

N7T 7M2

Attention: Mr. Brian Rea

Fax (519)339-7785

Email: brian.rea@lanxess.com

with a copy to the Vendor’s solicitor at:

Attention: Law & Intellectual Property Department
Fax (519) 339-7785

or at such other address as the party to whom such notice or other communication is to be given shall have advised the party giving same in the manner provided in this section. Any notice or other communication delivered personally or by prepaid courier service shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a business day such notice or other communication shall be deemed to have been given and received on the next following business day. Any notice or other communication transmitted by telecopier, telex or other similar form of an electronic communication shall be deemed given and received on the day of its transmission provided that such transmission is completed before 5:00 p.m on a business day, failing which such notice or other communication shall be deemed to have been given and received on the first business day after its transmission.

18.16

The Vendor’s and the Purchaser’s representations, warranties, covenants and agreements contained in the Agreement shall not merge on the Closing Date but shall survive for a period of two (2) years following the Closing Date of the within transaction.

18.17

The parties represent and warrant that they have had no dealings with any real estate brokers or agents in connection with the negotiation of this Agreement. The Vendor shall pay all real estate commissions relating to this transaction, if any. Each party agrees to indemnify and hold the other harmless from any cost, expense or liability arising from a breach of this representation and warranty.

18.18	The Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

18.19	The Agreement and its acceptance may be executed in any number of counterparts and by different parties in separate counterparts and each of such counterparts shall be deemed to be an original document and such counterparts, taken together, shall constitute one and the same document.

18.20

To evidence the fact that it has executed the Agreement, any party may send a copy of its executed counterpart to all other parties by facsimile transmission. Such party shall be deemed to have executed and delivered the Agreement on the date it sent such facsimile transmission. An original executed copy of the Agreement shall be forwarded to the other parties hereto forthwith after the facsimile copy is transmitted.

18.21

The Agreement constitutes the entire agreement between the parties hereto with respect to the Lands. The Vendor and Purchaser acknowledge that there is no representation, warranty, collateral agreement or condition affecting the Agreement other than as expressed herein in writing.

The Purchaser agrees that this Agreement shall be irrevocable by the Purchaser until 5:00 p.m. on the 31st day of July, 2007, after which time, if not accepted by the Vendor, this Agreement shall be null and void and the Deposit, if paid, shall be returned to the Purchaser without interest or deduction.

Dated at Toronto, Ontario, this	23rd	day of July, 2007.

IN WITNESS WHEREOF the Purchaser has executed this Agreement.

NORTHERN ETHANOL (SARNIA) INC.
Per:
s/G. Laschinger_________________
Name:	Gordon Laschinger
Title:	President and CEO

I have authority to bind the corporation.

THE UNDERSIGNED accepts the above Agreement.

DATED at Sarnia, Ontario this	30th	day of July, 2007.

LANXESS INC.
Per:
s/Ron Huizingh__________________
Name: Ron Huizingh
Title: President & Managing Director

___________________________
Name:
Title:

I/We have authority to bind the corporation.

SCHEDULE “A”

DESCRIPTION OF LANDS

The following descriptions are made with reference to the following draft Reference Plan survey not yet registered: Plan by Monteith & Sutherland Limited, Ontario Land Surveyors, Plan File No.: E-1106-2, January 29, 2007 (the “Draft Plan”).

EAST LOT (Driveway to Vidal Street):

Approximately 1 ha (2.6 acres), Part of Lot 4 R.C.P. 725 further described on the Draft Plan as Parts 68 – 91.

WEST LOT (Plant Site):

Approximately 12 ha (30 acres), Part of Lot 1 R.C.P. 725 further described on the Draft Plan as Parts 3, 4, 11, 54 – 56, 59, 92 – 101, 104, 105, 108 – 111, 114, 115, 152, 155, 156, 159, 168 – 171, and 176 – 194.

Both parties agree that should good faith error or omission in the above descriptions be discovered prior to closing, said descriptions shall be amended to correct such error or omission to such extent as may be reasonably accommodated by both parties. The parties further agree that said descriptions shall be confirmed and finalized upon registration of the Draft Plan.

SCHEDULE “B”

LIST OF EASEMENTS, RIGHTS-OF-WAY, ETC. TO BE GRANTED TO PURCHASER

The descriptions in the following list are made with reference to the Draft Plan (as defined in Schedule “A”).

New easements to be granted to the Purchaser in favour of WEST LOT variously described on the Draft Plan as:

1.	Easement over Parts 6, 13, 43, 44 and 45 for rail spur

2.	Easement over Parts 1, 2, 15 - 18, 20 - 51, 116, 117, 119, 127 - 131, 172 - 174 and 172, 173, 174 for alternate access to property from Vidal Street

3.	Easement over Parts 161 and 158 for pipeline access to river

4.	Easement between Lots 1 and 2 for CSX crossing rights, subject to obtaining the consent of CSX

5.	Easement over EAST LOT for roadway access to Vidal Street further described in attached sketch and on enclosed draft Reference Plan as Parts 68 – 91.

Both parties agree that should good faith error or omission in the above descriptions be discovered prior to closing, said descriptions shall be amended to correct such error or omission to such extent as may be reasonably accommodated by both parties. The parties further agree that said descriptions shall be confirmed and finalized upon registration of the Draft Plan.

SCHEDULE “C”

PERMITTED ENCUMBRANCES

The following descriptions are made with reference to the Draft Plan (as defined in Schedule “A”).

EAST LOT land is subject to:

1.

all existing registered easements in favour of various third party lands, to the extent that same do not adversely effect the marketability of the Lands or have a negative impact on the Purchaser’s proposed development, construction, use and operations on the Land.

2.

new easements and rights of access in favour of lands retained by the Vendor for all existing above ground and below ground facilities owned by the Vendor for which reasonable efforts will be made to confirm and detail before closing, and for continued access to the Vendor’s In-plant Office Building adjacent to the East Lot, and for parking and for future pipeline and cable crossings as may be reasonably compatible with the Purchaser’s use of the EAST LOT land as contemplated by the parties at the date of this Agreement. Without limiting the generality of the foregoing, these easements include the following described on the Draft Plan as:

a.	Easement over Parts 80 - 91 for access, parking, pipelines and cables over or under driveway to Vidal Street

b.	Easement over Parts 62, 64, 69, 72, and 78 for existing rail spur.

WEST LOT land is subject to:

1.

all existing registered easements in favour of various third party lands to the extent that same do not adversely effect the marketability of the Lands or have a negative impact on the Purchaser’s proposed development, construction, use and operations on the Land.

2.	new easements in favour of lands retained by Vendor and described variously on the Draft Plan as:

a.	Easement over Parts 57 - 59, 92, 93, 164 - 166, 168, 169 - 175 for access and pipelines along south boundary

b.

Easement over Parts 111, 110, 115, 114, 109, 108, 98, 97, 105, 104, 156, 164, 160, 100, 99, 101, 155, 159 and 152 for emergency and maintenance access along west boundary, and existing underground water pipelines and storm sewers.

c.	Easement over Parts 54 - 59 and 169 - 171 for emergency access along rail right of way

3.	Easement across the southwest corner of the WEST LOT for existing underground water line that has not yet been described on the Draft Plan.

All new easements and rights of access retained by the Vendor hereunder shall be subject to such reasonable terms and conditions as agreed to between the parties.

Both parties agree that should good faith error or omission in the above descriptions be discovered prior to closing, said descriptions shall be amended to correct such error or omission to such extent as may be reasonably accommodated by both parties. The parties further agree that said descriptions shall be confirmed and finalized upon registration of the Draft Plan.